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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Dumas,Sr.                           Jerry                   D.
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   (Last)                           (First)             (Middle)

7030 Empire Central Drive
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                                    (Street)

Houston                         Texas                   77040
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   (City)                           (State)              (Zip)

Flotek Industries, Inc.    FLTK
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

November 25, 2002
________________________________________________________________________________
4.   Statement for Month/Day/Year


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5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

     Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock                11/22/02   11/22/02      S               26,161      D      1.00      12,944        I         by SRC (1)
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Common Stock                11/22/02   11/22/02      S               12,254      D      1.00      12,254        I         by HBI (1)
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Common Stock                11/22/02   11/22/02      P               92,944      A      1.00     105,888        I         by SRC (1)
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Common Stock                11/22/02   11/22/02      P               19,310      A      1.00      19,310        I         by HBI (1)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Explanation of Responses:

(1) The Reporting Person owns 100% each of Hinckley Brook, Inc. ("HBI") and Saxton River Corporation ("SRC"), each a Texas Corporation.


/s/ Jerry D. Dumas, Sr.                                  November 22,2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


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